UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 16, 2010

White River Capital, Inc.
(Exact name of registrant as specified in its charter)

Indiana	000-51493	35-1908796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6051 El Tordo, P.O. Box 9876, Rancho Santa Fe, California		92067
(Address of principal executive offices)		(Zip Code)

(858) 997-6740
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2010, the Board of Directors of White River Capital, Inc. (“White River”) approved revisions to the compensation structure of members of the Board of Directors to provide compensation to the directors for their service on the committees of the Board.  Under these revisions, White River will now pay to each director an annual cash retainer of $2,000 for each Board committee upon which the director serves.  These revisions will be effective beginning October 1, 2010, and the cash retainer will be paid on a prorated basis for the period October 1 to December 31, 2010.

The other cash compensation provisions of the directors’ compensation structure remain unchanged.  In this regard, each director will continue to receive annual compensation of $40,000 for service on the Board, $20,000 of which is paid in quarterly cash installments, with the remaining $20,000 paid either (1) in the form of shares of White River common stock under White River’s 2005 Directors Stock Compensation Plan (the “Directors Plan”) (to directors who are eligible to participate in such plan), or (2) in cash, to directors who are not eligible to participate in the Directors Plan.  White River also reimburses directors for their reasonable travel, lodging, food, and other expenses incurred in connection with their service on the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: September 22, 2010	White River Capital, Inc.

	By:	/s/ Martin J. Szumski
	Name:	Martin J. Szumski
	Title:	Chief Financial Officer